SOURCEFORGE, INC.

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Ali Jenab (“Employee”) and SourceForge, Inc. (the “Company”, collectively referred to with Employee as the “Parties” or each individually referred to as a “Party”).

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an Employment, Confidential Information and Assignment of Inventions Agreement with the Company on August 3, 2000 (the “Confidentiality Agreement”);

WHEREAS, Employee signed offer letters with the Company relating to his employment with the Company on July 28, 2000 and February 27, 2001 (the “Offer Letters”);

WHEREAS, Employee and the Company entered into an Indemnification Agreement dated December 31, 2001 (the “Indemnification Agreement”);

WHEREAS, on August 31, 2006, Employee was granted a restricted stock award of 175,000 shares of the Company’s stock, with time-based vesting made pursuant to the Company’s 1998 Stock Option Plan (the “Plan”), and memorialized in the Restricted Stock Purchase Agreement dated August 31, 2006 (the “2006 RSPA”), and on June 11, 2007, Employee was granted a restricted stock award of 280,000 shares of the Company’s stock, with time-based vesting made pursuant to the Plan, and memorialized in the Restricted Stock Purchase Agreement dated August 31, 2006 (the “2007 RSPA”, and together with the 2006 RSPA, the “RSPAs”);

WHEREAS, the Company granted Employee an option on February 16, 2001 to purchase 700,000 shares of the Company’s common stock pursuant to the Plan, memorialized in a Stock Option Agreement dated March 2, 2001 (as amended by the Option Cancellation Agreement (as defined below), the “March 2001 Stock Option Agreement”), an option on June 14, 2001 to purchase 400,000 shares of the Company’s common stock pursuant to the Plan, memorialized in a Stock Option Agreement dated July 24, 2001 (the “July 2001 Stock Option Agreement”), an option on October 11, 2001 to purchase 2,000,000 shares of the Company’s common stock pursuant to the Plan, memorialized in a Stock Option Agreement dated October 31, 2001 (the “October 2001 Stock Option Agreement”), an option on December 4, 2002 to purchase 200,000 shares of the Company’s common stock pursuant to the Plan, memorialized in a Stock Option Agreement dated December 16, 2002 (the “December 2002 Stock Option Agreement”), an option on December 10, 2003 to purchase 325,000 shares of the Company’s common stock pursuant to the Plan, memorialized in a Stock Option Agreement dated January 8, 2004 (the “January 2004 Stock Option Agreement”), an option on July 1, 2004 to purchase 204,080 shares of the Company’s common stock pursuant to the Plan, memorialized in a Stock Option Agreement dated July 27, 2004 (the “July 2004 ISO Stock Option Agreement”), an option on July 1, 2004 to purchase 283,420 shares of the Company’s common stock pursuant to the Plan, memorialized in a Stock Option Agreement dated July 27, 2004 (the “July 2004 NSO Stock Option Agreement” and together with the March 2001 Stock Option Agreement, the July 2001 Stock Option Agreement, the October 2001 Stock Option Agreement, the December 2002 Stock Option Agreement, the January 2004 Stock Option Agreement, and the July 2004 ISO Stock Option Agreement, the “Stock Option Agreements”, and collectively with the RSPAs, the “Stock Agreements”);

WHEREAS, Employee and the Company entered into an Option Cancellation Agreement on June 5, 2003 (the “Option Cancellation Agreement”) pursuant to which Employee and the Company agreed that the options granted to Employee on August 2, 2000 and December 6, 2000 would be cancelled in their entirety and 306,250 of the share of Common Stock underlying the March 2001 Stock Option Agreement would be cancelled, such that Employee was entitled to purchase up to up to 393,750 shares of Common Stock under and pursuant to the terms of the March 2001 Stock Option Agreement following the execution of the Option Cancellation Agreement.

WHEREAS, Employee resigned all positions as an officer, director and employee with the Company effective as of June 10, 2008 (the “Termination Date”);

WHEREAS, the Company and Employee desire to enter into a consulting agreement pursuant to which Employee shall perform consulting services for the Company, which consulting services shall commence immediately upon the resignation of Employee’s other positions such that Employee’s service to the Company shall continue uninterrupted; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Consideration.

a. Cash Severance. The Company hereby agrees that contingent upon the effectiveness of this Agreement, the Company will pay Employee cash severance in an amount equal to Seven Hundred Thirty-Five Thousand Dollars ($735,000) (the “Cash Severance”), less applicable withholding, in one lump sum on the third business day following the Effective Date (as defined below).

b. Fourth Quarter Fiscal 2008 Bonus. The Company hereby agrees that contingent upon the effectiveness of this Agreement, Employee will be eligible to receive a cash payment equal to the fourth quarter fiscal 2008 bonus that otherwise would have been paid to Employee under the standard terms and conditions of the Company’s Named Executive Officer Bonus Policy and Plan for the Company’s fiscal year ending July 31, 2008 (the “Named Executive Officer Plan”), a copy of which was attached as Exhibit 10.1 to the Current Report Form 8-K dated September 5, 2007, if Employee had been a named executive officer of the Company at the time eligibility for fourth quarter fiscal 2008 bonuses was determined thereunder. Employee acknowledges and understands that this provision is not a guarantee of any future payments and that it is possible that no payments will be made pursuant to this provision. Any payments pursuant to this provision shall be made contemporaneously with the payment of fourth quarter fiscal 2008 bonuses, if any, to the Company’s named executive officers pursuant to the terms and conditions of the Named Executive Officer Plan.

c. Vesting. The Parties hereby agree that as of the earlier of (i) termination of the Consulting Agreement (as defined below) and (ii) the end of the term of the Consulting Agreement, contingent upon and subject to the effectiveness of this Agreement, Employee shall receive accelerated vesting with respect to that number of shares of Company Common Stock underlying the Stock Agreements that Employee would have vested in during the twelve (12) month period following the termination of the Consulting Agreement or the end of the term of the Consulting Agreement, whichever occurs first, had Employee continued to vest during such period (the “Accelerated Shares”). For the avoidance of doubt, the Parties acknowledge and agree that (i) Employee shall be deemed to be a “Service Provider” (as such term is defined in the Plan) during the term of the Consulting Agreement, (ii) that Employee’s status as a “Service Provider” shall be continuous and uninterrupted during the period of his employment and through, and to the conclusion, of the term, or earlier termination pursuant to Section 6 thereof, of the Consulting Agreement such that there shall be no change in Employee’s status as a “Service Provider” throughout this period, (iii) that Employee shall continue to vest in shares subject to the Stock Agreements during the term of the Consulting Agreement if and to the extent permitted under the terms of the Stock Agreements and (iv) the calculation of the number of Accelerated Shares shall be based upon and performed as of the date on which the Consulting Agreement is terminated or the end of the term of the Consulting Agreement, whichever occurs first, pursuant to the provisions thereof. For further avoidance of doubt and to facilitate the calculation of the Accelerated Shares, the Parties acknowledge and agree that the Stock Agreements provide that Employee shall vest, subject to the terms thereof, in the following number of shares of the Company’s Common Stock on the following dates: (a) under the 2006 RSPA, Employee shall vest in an additional 43,750 shares of Company Common Stock on August 31, 2008 and an additional 87,500 shares of Company Common Stock on August 31, 2009 and (b) under the 2007 RSPA, Employee shall vest in an additional 93,334 shares of Company Common Stock on June 11, 2008, an additional 93,333 shares of Company Common Stock on June 11, 2009 and an additional 93,333 shares of Company Common Stock on June 11, 2010.

d. Extended Exercise Period. Subject to this Agreement becoming effective on the Effective Date, Employee shall have a twelve (12) month period following the termination of the Consulting Agreement or the end of the term of the Consulting Agreement, whichever occurs first, during which Employee may exercise any and all of his vested shares of Common Stock underlying any of the Stock Agreements. The exercise of Employee’s vested stock options shall continue to be governed by the terms and conditions of the Stock Option Agreements. Employee understands that these amendments may disqualify any of the options subject to the Option Agreements from qualifying as incentive stock options and result in such options being considered non-statutory stock options. Employee acknowledges that in any event, three (3) months and one (1) day from the Termination Date the portion of Employee’s vested but unexercised options under the Stock Option Agreements that formerly qualified as incentive stock options shall cease to qualify as incentive stock options and will be treated for tax purposes as non-statutory stock options.

e. Consulting Agreement. The Company and Employee hereby agree to enter into a consulting agreement in substantially the form attached hereto as Exhibit A (the “Consulting Agreement”), pursuant to which Employee will provide the consulting services described therein for a period of three (3) months in exchange for the Company’s payment of a monthly consulting fee equal to $35,000, on the terms and subject to the conditions set forth in the Consulting Agreement.

f. COBRA Payments. If Employee properly elects continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse Employee for COBRA premiums paid by Employee for Employee and his enrolled family members for the period beginning on July 1, 2008, and ending on the earlier of (a) October 31, 2009, (b) the date Employee first becomes eligible for coverage under any group health plan maintained by another employer of Employee or his spouse, or (c) the date such COBRA continuation coverage otherwise terminates as to Employee under the provisions of the Company’s group health plan. Nothing herein shall be deemed to extend the otherwise applicable maximum period in which COBRA continuation coverage is provided or supersede the plan provisions relating to early termination of such COBRA continuation coverage.

g. Personal Computer, Mobile Telephone and E-mail Account. During the term of the Consulting Agreement, Employee may continue to utilize his current personal computer, mobile telephone and e-mail address that was provided to him by the Company for his use during his employment with the Company. Employee shall return the personal computer and mobile telephone to the Company on or before the termination of the Consulting Agreement or the end of the term of the Consulting Agreement, whichever occurs first. Employee covenants and agrees that he will not make or retain copies of any information contained on the personal computer or mobile telephone other than for the purpose of fulfilling Employee’s obligations to the Company. To ensure that all of its confidential and proprietary information and/or computer programs have been removed from Employee’s personal computer, the Company may, at its sole option, exchange the hard drive contained in the laptop computer for a new hard drive provided that the new hard drive has at least the same processing speed, memory capacity, and other similar characteristics.

2. Benefits. Employee’s health insurance benefits shall cease on June 30, 2008, subject to Employee’s right to continue his health insurance under COBRA. Except as specifically provided in this Agreement, Employee’s participation in all benefits and incidents of employment, including, but not limited to the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date and Employee is not entitled to and will not receive any benefits pursuant to the Offer Letters.

3. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that (a) other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses for which reimbursement documentation has been submitted to the Company, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee, (b) other than pursuant to the Stock Agreements, the Company has no obligation to issue or grant to Employee any securities of the Company, whether pursuant to stock options, stock grants, or otherwise and (c) Employee is not entitled to and will not receive any benefits pursuant to the Offer Letters.

4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

5. The Company agrees that, prior to demanding arbitration or otherwise initiating legal action against Employee based upon any alleged material breach of this Agreement, the Confidentiality Agreement or the Consulting Agreement, that Company will first provide Employee five days written notice of its belief that a breach has occurred and the basis for the alleged breach, to enable the Employee to respond to the Company's allegations with further information, in the event Employee elects to do so.

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys' fees and costs, with the exception of such fees and costs as may be governed by the terms of the Indemnification Agreement.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, this release does not extend to any claims that Employee currently has or in the future may have for indemnification (statutory, equitable, contractual, pursuant to the Company’s governing documents, or otherwise) or contribution, or to any obligations incurred under this Agreement, the Confidentiality Agreement or the Indemnification Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to: (1) Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company); (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by employee); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”). Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released in this Section.

6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to Robert M. Neumeister that is received prior to the Effective Date.

7. California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees not to apply for employment with the Company and not otherwise to pursue an independent contractor or vendor relationship with the Company, except as provided in this Agreement.

10. Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”), except to the extent the Company publicly discloses such information, in which case, Employee shall only be permitted to disclose information already disclosed by the Company. Except as required by law or in response to a subpoena or other request made through legal process, Employee may disclose Separation Information only to his immediate family members, the court in any proceedings to enforce the terms of this Agreement, and Employee’s counsel, accountant or any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on legal issues, tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that he will not publicize to the general public, directly or indirectly, any Separation Information.

11. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement. Employee’s signature below constitutes his certification under penalty of perjury that he has returned, or will return promptly following the termination of the Consulting Agreement or the end of the term of the Consulting Agreement, whichever occurs first, all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company.

12. No Cooperation. Employee agrees not to act in any manner that might damage the business of the Company. Employee further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, as soon as practicable and, in any case, within five (5) business days of its actual receipt by Employee or his obtaining knowledge thereof, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he/she cannot provide counsel or assistance.

13. Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Company, its officers and directors, and agrees to refrain from any tortious interference with the contracts and relationships of the Company. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment. Company agrees to refrain from any disparagement, defamation, libel, or slander of Employee, and agrees to refrain from any tortious interference with the contracts and relationships of Employee.

14. Breach. Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement or the Consulting Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement, except as provided by law. The Company agrees that, prior to demanding arbitration or otherwise initiating legal action against Employee based upon any alleged material breach of this Agreement, the Confidentiality Agreement or the Consulting Agreement, that Company will first provide Employee five days written notice of its belief that a breach has occurred and the basis for the alleged breach, to enable the Employee to respond to the Company's allegations with further information, in the event Employee elects to do so.

15. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

16. Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. For purposes of this paragraph, the term “solicit” shall be deemed not to include advertisements or other generalized employment searches, including advertisements in various media (including trade media) or any job posting system, not specifically directed to employees of the Company and shall not include any action by Employee following any response by any person to such advertisements or generalized searches or any communication initiated by such person and not by Employee.

17. Costs. The Company shall pay for Employee’s attorneys’ fees and costs incurred in connection with the preparation of this Agreement, within thirty days of the Effective Date of this Agreement.

18. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

19. Tax Consequences. The Parties agree that, to the extent that payment of the Cash Severance constitutes or is to be treated as constituting the payment by the Company of an obligation to pay amounts to Employee upon his termination of employment with the Company, or a substitute for or satisfaction of such an obligation, then (a) payment of the sum of Four Hundred Sixty Thousand Dollars ($460,000) of the Cash Severance is intended to be and shall be treated as a payment that is not a “deferral of compensation,” within the meaning of United States Department of Treasury Regulations (“Treasury Regulations”) section 1.409A-1(b), by virtue of Treasury Regulations section 1.409A-1(b)(9) and (b) the sum of Two Hundred Seventy-Five Thousand Dollars ($275,000) of the Cash Severance is intended to be and shall be treated as a payment that is not a “deferral of compensation” by virtue of the “short term deferral” rule of Treasury Regulations section 1.409A-1(b)(4) and shall constitute a “separate payment” for purposes of the application of that rule. The Company makes no other representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his/her behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24. Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Consulting Agreement, the Indemnification Agreement and the Stock Agreements, represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings (other than the Indemnification Agreement, the Confidentiality Agreement and the Stock Agreements) concerning the subject matter of this Agreement and Employee’s relationship with the Company, including, but not limited to, the Offer Letters. In the event that the indemnification language of this Agreement conflicts with the indemnification language contained in the Indemnification Agreement, the Indemnification Agreement shall govern. In addition, Employee shall continue to be provided coverage under director and officer liability insurance, no less favorable than the other officers employed by the Company as of the Effective Date of this Agreement.

25. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

26. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

27. Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he is fully aware of the legal and binding effect of this Agreement.

30. Stock Agreements and Indemnification Agreement Remaining in Full Force and Effect. Except as specifically provided by this Agreement, the Stock Agreements and the Indemnification Agreement shall remain in full force and effect, unamended by this Agreement.

31. Further Assurances. The Parties agree to execute any and all documents, consents and instruments and to take all actions and to do all things necessary or appropriate to effectuate the purposes and intents of this Agreement, and, in furtherance and not limitation thereof, Employee hereby agrees to execute and deliver to the Company all such documentation as the Company determines to be necessary and appropriate, in its sole discretion, for Employee to effect his resignation from each position as a director, officer or employee of the Company or any of its subsidiaries and for Employee to transfer to the Company, without further consideration, any shares of the capital stock of any of the Company’s subsidiaries.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ALI JENAB, an individual

Dated: June 9, 2008	/s/ Ali Jenab
Ali Jenab

SOURCEFORGE, INC.

Dated: June 9, 2008	By	/s/ Robert M. Neumeister
Robert M. Neumeister
Chairman & Chief Executive Officer

Approved as to Form:

Dated: June 9, 2008	By:	/s/ James Jacobs
James Jacobs
GCA Law Partners LLP
Counsel for Ali Jenab

Dated: June 9, 2008	By:	/s/ David J. Segre
David J. Segre
Wilson Sonsini Goodrich & Rosati
Counsel for SourceForge, Inc.

Exhibit A

Consulting Agreement